Exhibit 99.2

Phosphate Restructuring Announcement

Conference Call Script

12:00 noon CDT/1:00 p.m. EDT

May 2, 2006

CONFERENCE CALL SCRIPT

Operator Script:

Good afternoon ladies and gentlemen and welcome to The Mosaic Company’s conference call regarding Mosaic’s announcement relating to the restructuring of its Florida-based phosphate mining and manufacturing operations. At this time, all participants have been placed in a listen-only mode. The floor will be open for questions following a brief presentation. It is now my pleasure to introduce your host for today’s call, Mr. Doug Hoadley.

Sir, you may begin.

Doug Hoadley:

Thank you. My name is Doug Hoadley and I am Vice President of Investor Relations for The Mosaic Company. Also representing the Mosaic today are Fritz Corrigan, President and Chief Executive Officer, and Larry Stranghoener, Executive Vice President and Chief Financial Officer.

Before I turn the call over to Fritz for his remarks, I want to inform participants on this call of our Safe Harbor Statement. Statements made during this conference call contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include but are not limited to the predictability of fertilizer, raw material and energy markets subject to competitive market pressures; changes in foreign currency and exchange rates; international trade risks including, but not limited to, changes in policy by foreign governments; changes in environmental and other governmental regulation; the ability to successfully integrate the former operations of Cargill Crop Nutrition and IMC Global Inc.

and the ability to fully realize the expected cost savings from their business combination within expected time frames; adverse weather conditions affecting operations in central Florida or the Gulf Coast of the United States, including potential hurricanes or excess rainfall; actual costs of closure of the South Pierce, Green Bay and Fort Green facilities differing from management’s current estimates; realization of management’s expectations regarding reduced raw material or operating costs, reduced capital expenditures, improved cash flow and anticipated time frames for the closures; and the ability to obtain any requisite waivers or amendments from lenders or regulatory agencies with oversight of The Mosaic Company or its phosphate business, as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.

Because of the time sensitive nature of this information, it is Mosaic’s policy to limit the archive replay of the conference call for a period of seven days. This call is the property of Mosaic. Any distribution, transmission, broadcast or rebroadcast in any form without the express written consent of Mosaic is prohibited.

With that as important background, I’ll turn it over to Fritz Corrigan.

Fritz Corrigan:

Thank you, Doug and good afternoon to everyone.

We are holding this call to update you on our announcement this morning about a significant restructuring of our Florida phosphate mining and manufacturing operations. As we announced, we have initiated actions to close indefinitely our South Pierce and Green Bay phosphate fertilizer operations and our Fort Green phosphate rock mine. These facilities will cease production at the end of May 2006.

This decision, which is part of our strategic plan to operate a low-cost and globally competitive phosphates business, will significantly reduce our cost structure by operating our remaining large scale mines and plants – which total nine in Florida and Louisiana - at capacity. We are consolidating our operations into a structure that should allow us to thrive for the long term and maximize production at our most efficient phosphate operations.

We have made this decision because our Phosphates business unit is producing unacceptable financial returns and cash flow during a period of strong overall market conditions. The inadequate performance of Phosphates is primarily due to our high cost structure, coupled with rolling production shutdowns in response to industry seasonality and changing global market conditions. In addition, we are hampered by the long distance between our mining operations and phosphate rock processing and shipping facilities at Fort Green.

The Fort Green mine has an annual rock capacity of 4.9 million metric tonnes. The Green Bay phosphate fertilizer production plant has an annual capacity of 1.3 million metric tonnes of di-ammonium phosphate and mono-ammonium phosphate, or DAP and MAP. Our South Pierce phosphate fertilizer production plant has an annual capacity of 730,000 metric tonnes of triple superphosphate (TSP). Following the closure of these facilities, Mosaic’s annual phosphate rock capacity is estimated to range between 14.6 and 15.1 million metric tonnes. Despite the Fort Green closure, we will maintain access to that mine’s phosphate rock reserves which we will plan to process through our current or future mines in Florida. We estimate that closure of Fort Green mine will extend our reserve life in Florida by 10 years. Phosphate fertilizer production, on the other hand, is estimated to be approximately 8.5 million metric tonnes in fiscal 2007, which is in addition to 1.0 million metric tonnes of feed phosphate products.

We believe that our streamlined phosphate operations will meet our customers’ needs. We expect to run our remaining mines and phosphate production plants at capacity year-round – leading to significantly improved plant economics. And, if necessary, to meet any additional market demand requirements, we are able to undertake de-bottleknecking and optimization initiatives to increase capacity at these facilities. In addition, by reducing our production footprint we will be able to direct our capital expenditures to support our most efficient operations and growth opportunities, instead of maintaining these much less productive facilities.

Unfortunately, difficult decisions like those announced today come with high people costs. With the closure of the three facilities, we anticipate today that over 700 positions will be eliminated, and we will be saying good-bye and thank you to many colleagues who have served this company well and loyally for many years. Clearly, we would not move ahead if we were not convinced that our plan is the best way for Mosaic to succeed for many years to come. We will treat our departing employees with care and respect they deserve, and we sincerely thank them for their many contributions.

I also would like to emphasize that we are coordinating with the appropriate Florida agencies to comply with applicable regulatory requirements relating to the closures. Though we are closing these facilities, and expect them to remain closed, we are not walking away from any closure obligations and intend to fulfill them in a responsible manner, consistent with Mosaic’s commitments to the communities in which we operate.

Turning to the financial details, this important decision should significantly strengthen the operating effectiveness of our ongoing phosphate business by lowering operating and raw material costs, reducing capital expenditures and working capital requirements, and improving cash flow beginning in fiscal 2007.

We expect the closure of these operations will result in an after-tax earnings charge in the range of $300 to $400 million during our fiscal 2006 fourth quarter. Most of this charge will be non-cash and relates to the acceleration of depreciation on the remaining useful lives of the facilities to record them at zero value as of May 31, 2006. We estimate that total cash expenditures related to the phosphate restructuring activities will range between $55 and $65 million in fiscal 2007. These expenditures will be approximately offset by a corresponding reduction in capital expenditures as a result of the restructuring - largely due to the elimination of capital requirements for the Fort Green mine. Beyond our fiscal 2007, for the next several years we expect ongoing cash closure costs sooner than we would have otherwise expected absent the closures, largely related to ongoing gypstack maintenance and water management requirements, as would be typical when closing these types of facilities. We anticipate that these cash costs will be offset by lower capital expenditures that otherwise would be required during the same time frame at these facilities.

We anticipate several benefits resulting from the closures. In fiscal 2007, we estimate our actions will reduce our pre-tax operating costs by approximately $130 to $150 million and lower our capital expenditures by $55 to $65 million. Additionally, by operating only our core facilities we look to reduce working capital by $20 to $30 million. We also believe that by materially reducing our appetite for critical raw materials such as ammonia and sulfur, which have significantly impacted the cost performance of our phosphate operations, we will see a favorable impact on prices for these inputs, though our cost/benefit analysis does not depend upon that outcome. Summing it all up, the cash payback on this decision is highly positive and will provide ongoing benefits to Mosaic for the years to come.

Please note that the magnitude of the fourth quarter earnings charge may put us in noncompliance with our consent agreement with the Florida Department of Environmental Protection and with our bank credit agreement. We have already been in discussions with the FDEP and have committed to work closely with them to address financial responsibility requirements. Likewise, we have also initiated discussions with our banking group about amending our credit agreement as may be required, and are confident of a successful outcome. It’s important to note that we may not fully know the status of our compliance under these agreements until our fiscal 2006 fourth quarter has been completed.

To wrap it up, today’s announcement is about our future. Though we do not take lightly the fact that over 700 jobs will be eliminated or that we will incur a large accounting charge to our earnings, our actions demonstrate Mosaic’s long-term commitment to our customers and to the successful operation of our phosphates business in Florida, including approximately 3,000 employees who will help execute our business plan at our remaining facilities. By closing our highest cost operations and operating our largest facilities at capacity, we expect to generate more cash, more quickly pay down our debt and build a strong foundation for future growth.

Doug, I’ll now turn the call back to you.

Doug:

Thank you Fritz. Now the operator can please open up the phone for questions.

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